UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): June 16, 2006

Commission File Number 1-12043

OPPENHEIMER HOLDINGS INC.

Ontario, Canada                                                98-0080034

(State of incorporation)            (IRS employer identification number)

PO Box 2015, Suite 1110

20 Eglinton Avenue West

Toronto Ontario Canada   M4R 1K8

(Address of principal executive offices) (Zip code)

(416) 322-1515

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CRF 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 8 – OTHER EVENTS

ITEM 8.01. Other Events.

Oppenheimer Holdings Inc. (the “Company”) today announced that it has reached an agreement in principle with Canadian Imperial Bank of Commerce (“CIBC”) to buy back, in full, the First and Second Variable Rate Exchangeable Debentures (the “Debentures”) issued to CIBC as part of the consideration with respect to the acquisition from CIBC of the U.S. Private Client and Asset Management Divisions of CIBC World Markets Corp. in 2003. The Company will pay the par value of the Debentures ($160,822,400) in cash plus accrued interest.

The Company has obtained a commitment from Morgan Stanley Senior Funding, Inc. to provide senior secured credit facilities in the amount of $125 million at a variable interest rate based on the London Interbank Offering Rate (LIBOR) with a seven-year term.

The repurchase transaction as well as the senior facility funding is subject to the completion of due diligence, applicable regulatory approvals, delivery of definitive documentation and other customary closing conditions and is scheduled to close on or around July 31, 2006.

The Company also announced today that on June 5, 2006, Oppenheimer & Co. Inc. (“Oppenheimer”), the Company’s primary operating subsidiary, received an invitation from the New York Stock Exchange (the “NYSE”) to make a “Wells Submission” (a formal response to a request from a regulator that describes why an action should not be brought) with respect to its activities as a broker/dealer and as a clearing firm in connection with allegedly improper market timing of mutual funds by several former employees. Oppenheimer is in the process of preparing a response.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

ITEM 9.01.  Financial Statements and Exhibits

Exhibit Reference

Number	Exhibit Description

99.1	Oppenheimer Holdings Inc. press release, dated June 16, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Oppenheimer Holdings Inc.

Date: June 16, 2006 By: "E.K. Roberts" --------------------------------- E.K. Roberts President and Treasurer (Duly Authorized Officer and Principal Financial Officer)